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       EXHIBIT 23a.(2) - CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST


                            NYLIM INSTITUTIONAL FUNDS

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                              CERTIFICATE OF TRUST

         This Certificate of Amendment ("Certificate") to the Certificate of Trust of NYLIM Institutional Funds is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. T. 12, Sections 3810-3812 et seq.) and sets forth the following:


         FIRST: The name of the trust is NYLIM INSTITUTIONAL FUNDS.

         SECOND: The trust's Certificate is hereby amended to replace the paragraph FIRST currently in effect with the following:

         "FIRST: THE NAME OF THE TRUST IS NEW YORK LIFE INVESTMENT MANAGEMENT INSTITUTIONAL FUNDS."

         THIRD: This Certificate shall be effective immediately upon filing.

         IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to the Certificate of Trust as of this 10th day of May, 2001, in Parsippany, New Jersey. In signing this Certificate of Trust, the undersigned acknowledges that his execution of this Certificate of Amendment constitutes an oath or affirmation, under penalties of perjury, that, to the best of his knowledge and belief, the facts stated herein are true.




By:   /s/ Stephen C. Roussin
      Stephen C. Roussin, as Trustee and not individually